Exhibit 99.1

Bruce E. Cox - Geologist

737 S. 5th St., W, Missoula, MT 59801

(406) 321-0506

30 May, 2006

Mssrs. Kenneth Hern, Paul Fredericks & J.D. McGraw

Directors - Nova Oil, Inc. & Nova Energy Holding, Inc.

The Riviana Building, 2777 Allen Parkway, Suite 800

Houston Texas 77024

Gentlemen:

It continues to be difficult for me to attend Board meetings and committee meetings at times that are convenient for all other parties. It is also increasingly difficult for me to prepare for and vote responsibly on the complex matters presented to the Board by Management. Nova is venturing into a worthy but complex business model that would be better served by a person more familiar with such models than myself.

For these reasons, and for family considerations, I am submitting, herewith, my resignation from the Board of Directors effective 31 May, 2006. I believe the attached Resignation of Director letter is appropriate for filing with the S.E.C. Please let me know if I can aid your efforts in finding a replacement director.

I have enjoyed my association with the interim management team and believe you are embarked on a sound course of action. I offer my best regards for your continued success.

Sincerely,

/s/ Bruce E. Cox

Bruce E. Cox

Enclosure

Exhibit 99.1

RESIGNATION OF DIRECTOR

Board of Directors

Nova Oil, Inc. & Nova Energy Holding, Inc.

The Riviana Building

2777 Allen Parkway, Suite 800

Houston, TX 77024

The undersigned hereby resigns as a member of the board of directors of Nova Oil, Inc. and Nova Energy Holding, Inc. (the “Company”) and all committees thereof effective at the close of business on 31 May, 2006.

/s/ Bruce E. Cox

Bruce E. Cox.

Dated: May 31, 2006